Exhibit 8.1

List of Significant Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation	Proportion of Ownership Interest Owned by China Life
中国人寿资产管理有限公司 China Life Asset Management Company Limited	The People’s Republic of China	60% (directly)

中国人寿富兰克林资产管理有限公司 China Life Franklin Asset Management Company Limited (1)	Hong Kong	50%(2) (indirectly through affiliate)

中国人寿养老保险股份有限公司 China Life Pension Company Limited	The People’s Republic of China	74.27%(3) (directly and indirectly through affiliate)

国寿安保基金管理有限公司 China Life AMP Asset Management Co., Ltd.	The People’s Republic of China	85.03%(4) (indirectly through affiliate)

国寿财富管理有限公司 China Life Wealth Management Company Limited	The People’s Republic of China	100%(5) (indirectly through affiliate)

(1)       Formerly known as China Life Asset Management (Hong Kong) Company Limited.

(2)       AMC, which is 60% owned by us, owns 50%.

(3)       We own 70.74% and AMC, which is 60% owned by us, owns 3.53%.

(4)      AMC, which is 60% owned by us, owns 85.03%.

(5)      AMC, which is 60% owned by us, owns 48%, and China Life AMP, which is 85.03% owned by AMC, owns 52%.